================================================================================

                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  FORM 12b-25

                                SEC FILE NUMBER
                                   000-49654

                          NOTIFICATION OF LATE FILING


(Check One):  [_] Form 10-K   [_] Form 20-F   [_] Form 11-K
[X]Form 10-Q   [_] Form 10-D     [_] Form N-SAR  [_] Form N-CSR

                 For Period Ended:  June 30, 2010
                 [   ] Transition Report on Form 10-K
                 [   ] Transition Report on Form 20-F
                 [   ] Transition Report on Form 11-K
                 [   ] Transition Report on Form 10-Q
                 [   ] Transition Report on Form N-SAR
                 For the Transition Period Ended:


PART I -- REGISTRANT INFORMATION

CirTran Corporation
--------------------------------------------------------------------------------
Full Name of Registrant

--------------------------------------------------------------------------------
Former Name if Applicable

4125 South 6000 West
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

West Valley City, Utah 84128
--------------------------------------------------------------------------------
City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
 [X] portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

III -- NARRATIVE

      State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      Our quarterly report on form 10-Q could not be filed because management requires additional time to compile and verify the data required to be included in the report.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           Iehab Hawatmeh                      801                  963-5112
      --------------------------------------------------------------------------
              (Name)                     (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [X] Yes [_] No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                            Iehab Hawatmeh
                              ---------------------------------------------
                                (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: August 16, 2010                              By /s/ Iehab Hawatmeh
                                                   ---------------------
                                                      Iehab Hawatmeh







                                       3


--------------------------------------------------------------------------------